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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 8-A/A-2

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 SYNOPSYS, INC.
             ------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                DELAWARE                               56-154236
       --------------------------                 --------------------
        (STATE OF INCORPORATION                     (I.R.S. EMPLOYER
            OR ORGANIZATION)                       IDENTIFICATION NO.)

                            700 EAST MIDDLEFIELD ROAD
                      MOUNTAIN VIEW, CALIFORNIA 94043-4033
                 ----------------------------------------------
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

        Securities to be registered pursuant to Section 12(b) of the Act:

           TITLE OF EACH CLASS                NAME OF EACH EXCHANGE ON WHICH
           TO BE SO REGISTERED                EACH CLASS IS TO BE REGISTERED
           -------------------                ------------------------------
                  NONE                                    NONE

        If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), check the following box.[ ]

        If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

        Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

                         PREFERRED SHARE PURCHASE RIGHTS
                   -------------------------------------------
                                (TITLE OF CLASS)


                   -------------------------------------------
                                (TITLE OF CLASS)


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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

Item 1 is hereby amended by adding the following paragraphs:

        On March 8, 2000, the Board of Directors of the Company approved changing the Rights Agent under the Amended and Restated Preferred Shares Rights Agreement dated as of November 24, 1999 from BankBoston N.A. to Harris Trust and Savings Bank ("Harris"). Effective April 7, 2000, the Company and Harris entered into an Amended and Restated Preferred Shares Rights Agreement which amended and restated the prior version of such agreement in order to appoint Harris as Rights Agent thereunder. A copy of the Amended and Restated Preferred Shares Rights Agreement is attached hereto as Exhibit 1 and is incorporated herein by reference.

        The summary of the Amended and Restated Preferred Shares Rights Agreement contained herein or in the Registration Statement as originally filed is qualified in its entirety by reference to the Amended and Restated Preferred Shares Rights Agreement filed as an exhibit hereto.

ITEM 2. EXHIBITS

        1. Amended and Restated Preferred Shares Rights Agreement, dated as of April 7, 2000, between Synopsys, Inc. and Harris Trust and Savings Bank as Rights Agent.


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        Pursuant to the requirements of Section 12 of the Securities Exchange
Act of 1934 the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated: April 7, 2000                        SYNOPSYS, INC.


                                            /s/ Steven K. Shevick
                                            ------------------------------------
                                            Steven K. Shevick,
                                            Sr. Vice President, Finance and
                                            Chief Financial Officer (Interim)


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                                  EXHIBIT INDEX

EXHIBIT
NO.             EXHIBIT
-------         -------
  1             Amended and Restated Preferred Shares Rights Agreement, dated as of April 7, 2000, between Synopsys, Inc. and Harris Trust and
                Savings Bank